SERVICE AGREEMENT

THIS SERVICE AGREEMENT (the “Agreement”) is dated effective the 1st day of April, 2019.

BETWEEN:
MANEX RESOURCE GROUP INC.
1100 – 1199 West Hastings Street
Vancouver, BC V6E 3T5

(“Manex”)

AND:
QUATERRA RESOURCES INC.
1100 – 1199 West Hastings Street
Vancouver, BC V6E 3T5

(the “Company”)

WHEREAS:

A.	Manex provides office space, and administrative, corporate and other services to the Company;

B.	The parties wish to formalize such arrangement by entering into this Agreement on the terms and conditions set out herein;

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree with the other as follows:

1.	APPOINTMENT

1.1	The Company hereby appoints Manex and Manex hereby accepts such appointment to provide office space, and administrative, corporate and other services to the Company.

2.	OFFICE ACCOMMODATIONS

2.1	Manex agrees to provide to the Company the following office space and accommodations (collectively, the “Office Accommodations”):

(a) an address, telephone number, meeting and board rooms, appropriate furniture, computer equipment and software, telephone, copiers, fax, and other reasonable office related equipment; and

(b) dedicated office space, that being the office currently in use by Thomas Patton, together with the adjoining office.

3.	SERVICES

3.1	Manex agrees to provide to the Company the following services (collectively, the “Services”):

	(a)	maintenance of share capital records and liaison with the Company’s transfer agent;

	(b)	maintenance of records for common shares, stock options, warrants and exercise of convertible securities such as options and warrants;

	(c)	coordinate annual general meetings; assistance with preparation of annual meeting materials inclusive of information circular and U.S. Forms 20-F/40-F as applicable;

	(d)	attending board and/or committee meetings for preparation of minutes or resolutions; and

	(e)	assistance with office administration.

3.2

Manex will provide, as requested, corporate strategic and contract advice, corporate finance and financing advice, geological, corporate development, accounting and administrative services and services related to divestiture of the Company’s assets and assistance in equity raises relative to maintenance of the subscription book, fund transfers and all matters relating to closing of subscription agreements inclusive of debt or equity funding agreements (“Specified Services”).

4.	LEGAL SERVICES

4.1	Manex does not provide legal services to the Company and the Company agrees to obtain its own legal advice and counsel.

5.	REMUNERATION

5.1	The Company hereby agrees to pay Manex:

	(a)	$7,500 per month in advance for Office Accommodations and provision of the Services; and

	(b)	fees for the Specified Services rendered at the rates outlined at Schedule “A”.

5.2

The Company further agrees to reimburse Manex for the actual out-of-pocket expenses and/or disbursements incurred on behalf of the Company plus 15% thereof by Manex, its consultants, advisors, sub-agents and employees, in connection with the provision of any of the services hereunder including, but not limited to, office supplies, couriers and filing fees, as well as any tax imposed (other than income tax) on any of Manex's fees, out -of- pocket expenses or disbursements (collectively, the “Expenses”), PROVIDED ALWAYS THAT Manex will provide to the Company receipts or vouchers detailing such Expenses and, if the statute implementing any tax imposed obligates Manex to collect and remit that tax, Manex shall be at liberty to add that tax to its accounts as a separate item AND PROVIDED FURTHER that the Company shall advance from time to time and at any time, upon request by Manex, funds sufficient to cover anticipated Expenses to be incurred on behalf of the Company, it being acknowledged by the Company that, in the absence of such advance, Manex may but will not be obligated to cause such Expenses to be incurred on behalf of the Company.

5.3	The Company agrees to pay Manex for travel time of a maximum of eight (8) hours per person per day charged at the rates outlined in Schedule “A”.

5.4

The Company agrees that it is responsible for all business-related taxes including GST and any other applicable taxes and acknowledges that the fees set out in Section 5.1 and in Schedule “A” do not include business-related taxes.

6.	ACCOUNTS

6.1

Manex will provide the Company with an invoice at the beginning of each month for Office Accommodations and Services for that month. Manex will provide another invoice for any Expenses and Specified Services for the preceding month.

6.2

All invoices are due and payable upon presentation. The Company agrees to pay Manex promptly upon receipt of such invoices and agrees to pay interest to Manex on the unpaid balance thereof at the rate of prime plus 2% per annum calculated from the thirtieth (30th) day after receipt of the invoice to the date of payment. Manex may, at its option, immediately cease providing services to the Company in the event of any non- payment of an account or accrued interest thereon. Manex may, without notice in the event of any non-payment of an account or accrued interest thereon, pursue any collection remedy available to it at the cost of the Company including court costs, filing fees and legal costs on a solicitor and his own client basis.

7.	TERMINATION

7.1	Either party may terminate the Agreement with sixty (60) days written notice to the other party.

7.2

In the event of default of either party, the non-defaulting party may give the defaulting party written notice of default which specifies the obligations which the defaulting party has failed to perform. If the defaulting party fails to remedy such default within thirty (30) days of receiving the notice of default, or such other period of time as may be determined by mutual agreement, the non-defaulting party may terminate the Agreement by written notice to the defaulting party.

8.	NON-DISCLOSURE

8.1

Manex shall not, either during the term of the Agreement or within five (5) years after the termination of this Agreement, disclose to any person, or make use of itself, any information or trade secrets relating to the Company, its business, policies, methods, scientific data, information or other private affairs which Manex shall have acquired in any manner.

9.	NON-EMPLOYMENT OF MANEX STAFF

9.1

During the term of this Agreement and for a period of five (5) years thereafter, the Company shall not hire or otherwise engage any employee of Manex, or any person previously employed by Manex within one (1) year thereof, without the prior written consent of Manex.

10.	GENERAL

10.1

The Company represents and warrants to Manex that the Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the power and capacity to enter into this Agreement and to carry out its terms, and the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action.

10.2

Manex covenants and agrees to provide the Services hereunder in a faithful and diligent manner and to conduct the Services in an efficient, trustworthy and business-like manner to the advantage and benefit of the Company.

10.3	Neither the Agreement nor any rights or benefits arising hereunder are assignable without the prior written consent of the other party.

10.4

Any notices to be given by either party to the other shall be well and sufficiently given if delivered personally or by email or if sent by double registered mail, postage prepaid, to the parties hereto at the respective addresses set out above, or to such other address or addresses as the parties hereto may notify to the other from time to time in writing. Such notice shall be deemed to have been given at the time of delivery, if delivered in person or by email, or forty-eight (48) hours from the date of posting if mailed from Vancouver, British Columbia.

10. 5

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of British Columbia and the laws of Canada applicable therein.

10.6	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

MANEX RESOURCE GROUP INC.

/s/ Lawrence Page
Per:
Authorized Signatory

QUATERRA RESOURCES INC.

/s/ Thomas C. Patton
Per:
Authorized Signatory

SCHEDULE “A”

FEES FOR SPECIFIED SERVICES

Position	Rate (per hour)
Geological Staff
Senior	$105
Junior	$80
Corporate Development	$100
Corporate Secretarial (Corporate Paralegal)	$70
Accounting	$110